Exhibit 10.18

THIRD AMENDMENT TO STANDARD MULTI-TENANT OFFICE LEASE - GROSS

for the lease dated June 13, 2005,

wherein Ethan Conrad is referred to as “Lessor”

and Volcano Corporation, a California Corporation is referred to as “Lessee”

with reference to the Premises located at 11135 Trade Center Drive, Suite 160

City of Rancho Cordova, Country of Sacramento, State of California

This Third Amendment shall, in the event of a conflict, supersede as set forth in the Lease and any prior Addenda.

ADDITIONAL PROVISIONS:

1.	LEASE TERM:

The Lease Term shall be extended five (5) years two (2) months and nine (9) days equating to the Lease expiration date of December 31, 2014.

2.	FREE RENT CREDIT:

Upon the mutual execution of this Lease Amendment, Lessor shall provide Lessee with a Free Rent Credit of $50,000.00. Such Free Rent Credit shall be funded to the next full month after Lease Amendment Execution, and as such Free Rent Credit exceeds the value of one month’s Base Monthly Rent, the balance of the Free Rent Credit shall be applied to the partial Base Monthly Rent of the second full month after Lease Amendment Execution.

3.	BASE MONTHLY RENT SCHEDULE:

As an item of clarification, the Base Monthly Rent for the full month of October 1-31, 2009 shall be $39,001.00 (per Paragraph 2 of the Second Amendment to the Lease and the Rent Schedule therein shown as expiring on October 22, 2009). Thereafter, the Base Monthly Rent Schedule shall be as follows:

November 1, 2009 – October 31, 2010:	$40,171.00
November 1, 2010 – October 31, 2011:	$41,376.13
November 1, 2011 – October 31, 2012:	$42,617.41
November 1, 2012 – October 31, 2013:	$43,895.93
November 1, 2013 – October 31, 2014:	$45,212.81
November 1, 2014 – December 31,2014:	$46,569.19

4.	OPERATING EXPENSES:

Effective January 1, 2009 the Base Year (per Paragraph 1.9 of the Lease) shall be modified to be 2009.

5.	ROOF RIGHTS:

Lessee shall have the right to use the roof of the Building for Installing up to three (3) communications devices at Lessee’s cost (but at no additional rental charge to Lessor) providing that Lessee obtains Lessor’s prior approval with respect to the size and method of installation of such communications devices, which shall not be unreasonably withheld. Lessee, at Lessee’s sole cost, shall repair any damage to the roof based on the installation and removal of such devices.

6.	RENEWAL OPTION:

Paragraph 55 of the Lease is hereby amended and restated in its entirety as follows:

Lessee shall have two (2) five (5) year Renewal Options at 95% of Fair Market Rent by providing at least eight (8) months, but not more than twelve (12) months, prior written notice before the effective date of each Renewal Option Term. “Fair Market Rent” shall be defined as the terms and conditions that would be offered to a non-renewing tenant for comparable office/flex space in the submarket area to include the rental rate, rent increases, tenant improvements and commissions. The Fair Market Rent shall also consider the credit of Lessee and size of Premises. These Renewal Options may be assigned to an Affiliate (as defined in Paragraph 56 of the Lease, as modified below) of Lessee. The definition of “Affiliate” in Paragraph 56 of the Lease shall be adjusted for all purposes to include any related entity or subsidiary as well as any successor to Lessee by merger, acquisition or sale of all or substantially all of Lessee’s assets.

Upon receipt of such notice, Lessor shall have fifteen (15) days to deliver written notice to Lessee of the Fair Market Rent to be charged during the Renewal Option Term (“Rent Notice”), which Fair Market Rent will be based upon Lessor’s good faith determination of the Fair Market Rent. Upon receipt of the Rent Notice, Lessee shall have ten (10) days to notify Lessor, in writing, of Lessee’s acceptance of rejection of the Rent Notice. In the event Lessee fails to deliver to Lessor written notice of Lessee’s acceptance or rejection of the Rent Notice within such 10-day period, Lessee will be deemed to have rejected Lessor’s determination. If Lessee rejects the Rent Notice, Lessor and Lessee will negotiate in good faith to attempt to agree on the Fair Market Rent for the Renewal Option Term within the succeeding fifteen (15) days. If Lessor and Lessee are unable to so agree within such fifteen (15) day period, then the Fair Market Rent

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will be determined in accordance with the procedures set forth below. Upon determination of the Fair Market Rent for the Renewal Option Term, Lessor and Lessee will promptly execute an amendment to the Lease confirming the extension of the Lease and the new Base Rent.

Should Lessor and Lessee be unable to agree on the Fair Market Rent within the fifteen (15) day period specified above, then Lessor and Lessee shall, within ten (10) days, each appoint a Qualified Broker (as defined below). Within ten (10) days following their appointment, the Qualified Brokers selected by Lessor and Lessee shall each make a separate determination of the Fair Market Rent for the Renewal Option Term in question and shall deliver a written report of their determination (including reasonable detail supporting such determination) to Lessor and Lessee. If the higher of the two Fair Market Rent determinations is not more than 105% of the lower determination, then the average of the two determinations shall be the basis for the Fair Market Rent determination. If the higher determination is more than 105% of the lower determination, then the Qualified Brokers selected by Lessor and Lessee shall, within ten (10) days of such final determination select a Qualified Appraiser (as defined below). If the first two brokers cannot agree upon the Qualified Appraiser within said ten (10) day period, either Lessor or Lessee may have the Qualified Broker appointed by it appoint a Qualified Appraiser and both parties shall be responsible for one-half of the compensation, if any, of the Qualified Appraiser. As soon as reasonably possible following such appointment, but in no event more than fifteen (15) days thereafter, the Qualified Appraiser shall determine which of the first two brokers’ determinations most closely approximates his or her own independent determination of the Fair Market Rent. The term “Qualified Broker” means a real estate broker who (i) is licensed in the State of California, (ii) has been actively and continuously engaged in the leasing of industrial/commercial space in the Rancho Cordova area as his/her primary occupation during the preceding 5-year period. The term “Qualified Appraiser” shall mean a member of the Appraisal Institute or any successor thereto who holds the designation “MAI” (or its then equivalent) and has not less than 10 years full-time appraisal experience in the Rancho Cordova, California area. Each party shall be responsible for the compensation, if any, of the Qualified Broker appointed by it and for one-half of the compensation, if any, of the Qualified Appraiser appointed by it.

7.	MAINTENANCE OF THE PREMISES:

Paragraph 7.2 of the Lease shall be adjusted to the following: Lessor shall maintain and replace all structural walls, foundations, structural elements of the roof and underground utilities (“Structural Elements”) of the Building and site structures at Lessor’s sole cost, which cost shall not be included in the Operating Expenses. Any capital replacement cost for any non-structural component shall be paid by Lessor and amortized over the useful life of such replacement and included as an Operating Expense. In the event that the roof of the building is replaced during the term of the Lease, then the replacement cost shall be amortized over fifteen (15) years (which is the typical effective lifespan of roofs in the Sacramento area) at “prime interest rate” (as defined below) plus two percent (2%) (based on “prime interest rate” at the time of such roof replacement and fixed at such rate throughout the time period of the amortization) and such cost will be included in the Operating Expenses. “Prime interest rate” shall mean the prime rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered operating bank operating in California.

Lessee, at Lessee’s sole expense, with a service provider reasonably approved by Lessor, shall maintain a quarterly HVAC maintenance contract on all HVAC units. Lessee shall pay for all costs related to repair of such HVAC units. Notwithstanding, Lessor shall pay for the cost of any needed HVAC unit replacement. HVAC units shall be deemed to be “needed to be replaced” when the repair cost for such exceeds fifty percent (50%) of the replacement cost. In the event that Lessor replaces any HVAC units (i.e. replacement during a Renewal Option Term), then the cost shall be amortized over fifteen (15) years at “prime interest rate” (as defined above) plus two percent (2%) (based on “prime interest rate” at the time of replacement and fixed for such fifteen (15) year amortization) and such cost will be included in the Operating Expenses.

8.	INSURANCE:

Lessee’s requirement to provide Business Interruption Insurance per Paragraph 8.4(b) of the Lease shall be deleted.

9.	RESERVATIONS:

Lessor’s right to move Lessee to other space in the Building or Project as set forth in Paragraph 41(b) of the Lease is hereby deleted in its entirely.

10.	EXPANSION NOTICE:

At any time during the Term, Tenant shall have the right to make an inquiry to Landlord regarding the availability of additional space in the Building for possible lease by Tenant. Landlord, upon receipt of Tenant’s request, shall notify Tenant of any such available space, including any space which Landlord anticipates becoming available in the six (6) months following Tenant’s notice, and Landlord’s proposed terms and conditions of any leasing of such space. In the event the parties reach an agreement as to the terms applicable to such space, the parties will execute a lease amendment adding such space to the Lease on the terms agreed upon by the parties, and otherwise on all the terms and conditions of the Lease.

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11.	LEASE COMMISSION:

Lessor shall pay Lessee’s broker (Irving Hughes) a commission equating to four percent (4%) of the aggregate Rent for the extended Term of the Lease upon mutual execution of this Lease Amendment.

AGREED AND ACCEPTED:		AGREED AND ACCEPTED:
Lessor:	Ethan Conrad	Lessee:	Volcano Corporation, a California Corporation

By:		By:
Ethan Conrad

Date:	12/5/08 12/24/08	Date:	12.08.2008

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